EXHIBIT 10.29

Compensation Arrangements for the Named Executive Officers

Set forth below is a summary of the compensation paid, or that may be paid, by Elizabeth Arden, Inc. (the "Company") to its named executive officers (defined in Regulation S-K Item 402(a)(3) (the "Named Executives")) in their positions as of June 30, 2007. All of the Company's executive officers are at-will employees whose compensation and employment status may be changed at any time in the discretion of the Company's Board of Directors (the "Board"), subject only to the terms of the Severance and Change-in-Control Arrangements described below.

Base Salary

Effective September 1, 2007, the Named Executives are scheduled to receive the following annual base salaries in their current positions:

Named Executive	Position	Base Salary
E. Scott Beattie	Chairman of the Board, President and Chief Executive Officer	$780,000
Paul West(1)	Former President and Chief Operating Officer	$75,000
Stephen J. Smith	Executive Vice President and Chief Financial Officer	$380,000
Jacobus A.J. Steffens(2)	Executive Vice President, General Manager - International	$435,104
Joel B. Ronkin	Executive Vice President, General Manager - North America Fragrances	$400,000

(1)   Effective on August 16, 2006, Mr. West was elected to the Board as Vice Chairman and ceased serving as the President and Chief Operating Officer of the Company. Mr. West continues to serve as a non-executive employee of the Company. Mr. West, as a director of the Company and Vice Chairman of the Board, will receive stock incentive grants consistent with those made to non-employee directors.

(2)   Mr. Steffens' annual base salary is 530,000 Swiss Francs, which equates to US$435,104, based on an August 15, 2007 exchange rate of 1.2181 Swiss Francs to the U.S. dollar.

Annual Management Bonus Program and Long-Term Incentive Plans

Cash Bonuses

The Named Executives, other than Mr. West, are eligible to participate in the 2005 Management Bonus Plan (the "Management Plan"), on the basis of performance goals established for them under the Management Plan by the Compensation Committee of the Board (the “Compensation Committee”) for the payment of cash bonuses ("Bonus"). The Management Plan was approved by the shareholders of the Company at the annual shareholders meeting on November 16, 2005.

During the fiscal year ending June 30, 2008, the Named Executives listed in the following table are eligible to earn Bonuses under the Management Plan upon the Company’s achievement of performance goals described in the notes to the following table. All performance targets under the Management Plan exclude any one-time or non-recurring events reflected in the Company's consolidated financial statements, as may be approved by the Compensation Committee of the Board.

Named Executive	Position	Percentage of Base Salary Payable if all Quarterly Targets are Achieved(1)	Percentage of Base Salary Payable if Threshold Level Annual Target is Achieved(2)	Percentage of Base Salary Payable if Goal Level Annual Target is Achieved(3)	Additional Percentage of Base Salary Payable if Superior Level Annual Target is Achieved(4)
E. Scott Beattie	Chairman of the Board, President and Chief Executive Officer	40%	30%	60%	50%
Paul West	Former President and Chief Operating Officer(5)	—	—	—	—
Stephen J. Smith	Executive Vice President and Chief Financial Officer	20%	15%	30%	25%
Jacobus A.J. Steffens	Executive Vice President, General Manager — International	20%	15%	30%	25%
Joel B. Ronkin	Executive Vice President, General Manager — North America Fragrances	20%	15%	30%	25%

(1)   For the fiscal year ended June 30, 2008, the Named Executives, other than Mr. West, will be able to earn 10% of their par bonus potential (which is 100% of base salary for Mr. Beattie and 50% of base salary for all other Named Executives other than Mr. West) each fiscal quarter (for a total of 40% of their par bonus potential) if the Company achieves its applicable quarterly diluted earnings per share targets ("EPS").

(2)   The Threshold Level Annual Target Bonus under the Management Plan is payable if the Company achieves its threshold operating cash flow target and a minimum diluted EPS target for the fiscal year ended June 30, 2008. For purposes of the Management Plan, "operating cash flow" shall mean cash flow from operating activities, determined in accordance with United States generally accepted accounting principles. The Threshold Level Annual Target Bonus under the Management Plan is payable if the Company achieves its threshold operating cash flow target and a minimum diluted EPS target for the fiscal year ended June 30, 2008. For purposes of the Management Plan, "operating cash flow" shall mean cash flow from operating activities, determined in accordance with United States generally accepted accounting principles.

(3)   The Goal Level Annual Target Bonus under the Management Plan is payable if the Company achieves its budgeted operating cash flow target and a minimum diluted EPS target for the fiscal year ended June 30, 2008.

(4)   The additional Superior Level Annual Target Bonus under the Management Plan is payable if the Company achieves the superior operating cash flow target and a minimum diluted EPS target for the fiscal year ended June 30, 2008.

(5)   Mr. West does not participate in the Management Plan. He is eligible to receive a bonus of $25,000 based on the achievement by the Company's Greater China operations of budgeted EBITDA (earnings before interest, taxes, depreciation and amortization) for the fiscal year ended June 30, 2008.

Long Term Incentive Plans

The Named Executives, other than Mr. West, participate in the Company's long-term incentive program (the "LTI Program"), which currently involves the award of stock options, performance-based restricted stock, service-based restricted stock and market-based restricted stock as determined by the Compensation Committee pursuant to the Company's 2000 Stock Incentive Plan and 2004 Stock Incentive Plan. Mr. West is eligible to receive stock incentive grants consistent with those made to the Company’s non-employee directors. Under the LTI Program, target annual long-term incentives ("LTI"), as a percent of salary, for the following Named Executives for fiscal 2008 are as set forth in the following table:

Named Executive	Position	Target LTI %
E. Scott Beattie	Chairman of the Board, President and Chief Executive Officer	225%
Stephen J. Smith	Executive Vice President and Chief Financial Officer	100%
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	100%
Joel B. Ronkin	Executive Vice President, General Manager - North America Fragrances	100%

While the allocation of the LTI components fluctuate from time-to-time, LTI is planned to be allocated to the Named Executives one-third to stock options, one-sixth to performance-based restricted stock, one sixth to service-based restricted stock and one-third to market-based restricted stock, based on a value of the equity awards as determined by the Compensation Committee. Market-based restricted stock is typically awarded every three to six years depending on the achievement of Company financial targets. Actual LTI grants may vary from the target LTI percentages based on the Compensation Committee's assessment of the Named Executive's job responsibilities, individual performance and market conditions.

Performance-Based Restricted Common Stock

Effective August 20, 2007, the Company awarded shares of performance-based restricted common stock ("PBRS") to the Named Executives listed in the table below. The PBRS will vest in full on the second business day after the Company’s financial results for the fiscal year ended June 30, 2010 are publicly announced, but only if the Named Executive receiving the grant is employed by the Company at the time of vesting and the Company achieves a specified cumulative EPS target for the fiscal years ended June 30, 2008, June 30, 2009 and June 30, 2010 (the "PBRS Goal Target"). If, however, the Company achieves a threshold cumulative diluted EPS during that same three-year fiscal period (the "PBRS Threshold"), but not the PBRS Goal Target, 50% percent of the PBRS granted to a Named Executive will vest. For cumulative diluted EPS results between the PBRS Threshold and the PBRS Target, the number of shares of PBRS that will vest will be determined based on interpolation.

Named Executive	Position	PBRS Awarded
E. Scott Beattie	Chairman of the Board, President and Chief Executive Officer	17,200
Stephen J. Smith	Executive Vice President and Chief Financial Officer	6,900
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	2,800
Joel B. Ronkin	Executive Vice President, General Manager - North America Fragrances	9,100

Service-Based Restricted Stock

The Named Executives listed in the following table were granted shares of the Company's service-based restricted common stock ("SBRS") that vest over a three year period in equal thirds two business days after the Company's release of its financial results for its fiscal years ending June 30, 2008, June 30, 2009 and June 30, 2010, as applicable, if the Named Executive is still employed by the Company:

Named Executive	Position	SBRS Awarded
E. Scott Beattie	Chairman of the Board, President and Chief Executive Officer	17,200
Stephen J. Smith	Executive Vice President and Chief Financial Officer	6,900
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	2,800
Joel B. Ronkin	Executive Vice President, General Manager - North America Fragrances	9,100

Stock Options

In recognition of performance for the fiscal year ended June 30, 2007, the Board approved a grant of stock options on August 20, 2007 for shares of the Company's common stock, $.01 par value (the "Common Stock"), to the Named Executives listed in the table below. The stock options become exercisable over a three-year period in equal thirds two business days after the Company's release of its financial results for its fiscal years ending June 30, 2008, June 30, 2009 and June 30, 2010, as applicable. The exercise price of the stock options is $23.59 per share, which represents the closing price of the Common Stock on the date of grant. The stock options will expire ten years from the date of grant.

Named Executive	Position	Options Awarded
E. Scott Beattie	Chairman of the Board, President and Chief Executive Officer	88,000
Stephen J. Smith	Executive Vice President and Chief Financial Officer	35,200
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	14,700
Joel B. Ronkin	Executive Vice President, General Manager - North America Fragrances	46,900

Benefit Plans and Other Arrangements

In their current positions, the Named Executives, with the exception of Mr. Steffens who is based in Geneva, Switzerland, are eligible to:

*	Participate in the Company's broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, qualified 401(k) plans and (other than with respect to the Company's Chief Executive Officer) the ability to purchase shares of the Company’s common stock at a discount pursuant to the Amended 2002 Employee Stock Purchase Plan (the "ESPP").

*	Receive a deferred cash award once a year equal to 3% of the Named Executive’s cash compensation (base salary plus Bonus earned during the prior twelve-month period), which will become payable, one year from the date of award if the Named Executive is still employed by the Company.

*	Receive certain perquisites offered by the Company to executive officers, including an automobile allowance, tax preparation and financial planning services and, excluding Mr. Smith, participate in an executive disability program.

Mr. Steffens is eligible to participate in the Company’s broad-based benefit programs generally available to all salaried employees in Geneva, Switzerland, including health, disability, life and other insurance programs, a lunch allowance program, a pension plan and the ability to purchase shares of Common Stock at a discount under the ESPP. In addition, the Company pays pre-university education expenses for Mr. Steffen’s children as long as he is employed by the Company.

Severance and Change-in-Control Arrangements

In addition to the benefit plans and other arrangements listed above, each of our Named Executives (other than Mr. West) is entitled to benefits under a severance and change-in-control policy. Under the policy, the Named Executive receives severance benefits, based on his or her position and responsibility, in the event the executive's employment is terminated without "cause" and is not the result of a resignation, disability or death. Currently, the severance benefit for our Chief Executive Officer is 24 months of base salary on the effective date of termination, and the severance benefit for our other Named Executives is 12 months of base salary on the effective date of termination.

Under the change in control severance arrangement, a severance benefit is paid to Named Executives based on a "base amount" only if there is an actual termination of employment by the Company without “cause” (other than due to death or disability) or a constructive termination of employment (e.g., a materially adverse change in job authority, duty or responsibility) within the two years following a change in control. "Base amount" is the average annual salary plus average bonus the executive has received over the most recent five-fiscal-year period. Currently, the severance benefit due upon a termination of employment without cause or a constructive termination within the two years following a change in control is as follows: (a) our Chief Executive Officer, 2.99 times the base amount; and (b) for all other Named Executives other than Mr. West, 1.5 times the base amount.

Pursuant to the terms of our stock incentive grant agreements, all unvested stock options granted and restricted stock awarded to our employees, including our Named Executives, provide that in the event of a change in control of our company as defined in the stock incentive plans, all stock options and restricted stock that has not already vested would automatically become fully vested.